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                                                                    Exhibit 99.2



                                                           [STEEL DYNAMICS LOGO]


PRESS RELEASE                               6714 Pointe Inverness Way, Suite 200
FEBRUARY 26, 2002                                      Fort Wayne, IN 46804-7932
                                                              260.459.3553 Phone
                                                                260.969.3590 Fax
                                                           www.steeldynamics.com

              Steel Dynamics Announces Commencement of Refinancing

FORT WAYNE, INDIANA, February 26, 2002 -- Steel Dynamics, Inc. (NASDAQ: STLD)
 (the "Company"), launched syndication last week of a new $350 million senior secured credit facility (the "Credit Facility") and today announced that it is proposing to offer in March by way of a private placement a new issue of $200 million of senior notes due 2009 (the "Notes").

         The Company intends to use the net proceeds from the offering and the Credit Facility to repay borrowings under existing credit facilities and for general corporate purposes.

         This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of the Notes.

         The Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside of the United States under Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, absent registration or an applicable exemption from the Securities Act registration requirements and applicable state securities laws.

         Steel Dynamics is one of the most profitable steel producers in the United States in terms of operating profit per ton. The Company primarily owns and operates a state-of-the-art, low-cost flat-rolled mini-mill located in Butler, Indiana. The Butler mini-mill began commercial production in January 1996 and was constructed in only 14 months, representing what the Company believes is the shortest construction period ever for a facility of this kind. The mini-mill currently has an annual production capacity of 2.2 million tons. The total capital cost of the Butler mini-mill was $630.0 million, which the Company believes is significantly less than the cost of comparable mini-mills currently operating. The Butler mini-mill produces a broad range of high quality hot rolled, cold-rolled and coated steel products, including a large variety of high-value added and high-margin specialty products such as thinner gauge rolled products and galvanized products. The Company sells its products directly to end-users and steel service centers primarily in the Midwestern United States. The products are used in numerous sectors, including the automotive, construction and commercial industries.

               Contact: Tracy Shellabarger, Vice President & CFO,
                    260.969.3555 phone and 260.969.3592 fax